2009 Ontario Budget

                           CHAPTER III

                           REFORMING ONTARIO'S TAX
                           AND PENSION SYSTEMS

INTRODUCTION

     The McGuinty government is proposing a comprehensive package of changes to
     Ontario's tax and pension systems. These proposed changes, if approved by the legislature, would strengthen the foundation for job creation and economic growth and improve fairness and transparency.

     The Budget proposes to:

o    fundamentally  reform Ontario's tax system to help position Ontario for the next generation of economic growth and prosperity by:

     •   implementing a single sales tax on July 1, 2010 to further strengthen
         Ontario's economic growth and tax competitiveness;

     •   providing $10.6 billion in tax relief to people over three years to help consumers through the transition to a single sales tax and to provide ongoing tax reductions through the Personal Income Tax
         (PIT) system; and

     •   providing $4.5 billion in business tax relief over three years that includes reducing the Corporate Income Tax (CIT) rate to 10 per cent over three years, cutting the small business CIT rate and exempting more small and medium-sized businesses from the
         Corporate Minimum Tax (CMT);

o    provide targeted tax incentives to support  innovation,  the  entertainment and creative cluster and skills training;

o    move forward on reforming Ontario's pension system by:

     •   implementing  measures to provide temporary  solvency funding relief for defined  benefit  pension  plans while  helping to ensure  greater transparency and security of pension benefits; and

     •   laying out a framework for  strengthening  Ontario's pension system, including measures to modernize pension regulations.

TAX REFORM MEASURES

     Sales Tax Reform

     Structure and Tax Rate

     It is proposed  that,  starting  July 1, 2010,  Ontario's  Retail Sales Tax
     (RST) would be converted to a  value-added  tax structure and combined with the federal Goods and Services Tax (GST) to create a federally administered single sales tax. The single sales tax would have a combined tax rate of 13 per cent. The provincial portion would be eight per cent — the same as the general RST rate — and the federal portion would be five per cent.

     Value-Added Tax Structure

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VALUE-ADDED TAXATION

     In general, a value-added tax applies to all commercial  activities related to the sale of goods and  services.  Tax is paid on the supply of goods and services  throughout  the supply  chain,  but the tax paid by  business  is generally reimbursed through input tax credits.
--------------------------------------------------------------------------------

     The current RST applies to many  purchases made by businesses in the course of providing  goods and services for sale. As a result,  the tax can become embedded in the price of the  finished  goods and services  throughout  the supply  chain.  This hidden RST is passed on to  consumers.  The new single sales  tax  would  use a  value-added  tax  structure,  meaning  that  most businesses  would  be  reimbursed  for the tax  they  pay on most of  their inputs.

     Studies  show that  most of the cost  savings  to  business  from  removing embedded  sales taxes are passed on to consumers  through lower  prices.  A recent C.D. Howe report that examined the effects of GST  harmonization  in the  Atlantic  provinces  found  that the  benefit to  consumers  can occur quickly,  with the majority of the savings  passed  through to consumers in the first year.(1)

(1)  Michael  Smart,  "Lessons  in  Harmony:  What  Experience  in the  Atlantic
     Provinces  Shows About the Benefits of a Harmonized  Sales Tax," C.D.  Howe
     Institute Commentary, July 2007.

     Exported goods would also be generally  free of embedded sales tax,  making
     Ontario exports more competitive.

     Input Tax Credits

     Businesses  selling taxable or zero-rated  goods and services would be able to claim input tax credits on their  purchases,  as under the federal  GST, with limited exceptions.  These credits would reimburse  businesses for the tax they pay in the course of commercial  activities.  This approach  would reduce business costs,  most noticeably in areas that are taxable under the current RST system, and would support business investment in Ontario.

     In general, businesses selling tax-exempt goods or services would be unable to claim input tax  credits,  as under the federal GST rules.  For example, most  financial  services  are GST exempt and  therefore  input tax credits could not be claimed in respect of those services.

     Tax Base and Administration

     To simplify  administration,  the single sales tax would  generally use the same rules and tax base as the federal GST. This would significantly reduce the administrative burden on businesses that currently must comply with two separate and sometimes  conflicting sets of tax rules.  Ontario  businesses would save more than $500 million a year in compliance  costs.  The unified tax base would also facilitate the  administration  of the single sales tax by the Canada Revenue Agency, improving cost efficiencies in government.

     Under the RST  system,  Ontario  compensates  vendors  for  collecting  and remitting the tax. With the  elimination  of the RST,  vendor  compensation would  end as  part of the  transition  to the  single  sales  tax.  Vendor compensation  would  continue  to  apply  for RST  returns  filed up to and including  those  filed for the  period  ending  March 31,  2010  under the existing RST system.

     Small Business Transition Support

---------------------------------------------------------------------------------------
Small Business Transition Credit                                            Table 1
---------------------------------------------------------------------------------------
Total Taxable Revenues in First Full Fiscal
Quarter Commencing After June 30, 2010                Amount of Transition Credit
------------------------------------------------ --------------------------------------
Up to and Including $15,000                                      $300
------------------------------------------------ --------------------------------------
Over $15,000 and Up to and Including $50,000     2% of Taxable Revenue for that Quarter
------------------------------------------------ --------------------------------------
Over $50,000 and Up to and Including $500,000                   $1,000
------------------------------------------------ --------------------------------------

     Although  most RST vendors  are also  registrants  under the  federal  GST, businesses  would  have to make some  changes  to their  point-of-sale  and accounting  systems in order to collect the single sales tax. Ontario would provide up to a total of $400  million in  one-time  transition  support to small business in the form of a small business transition credit.

     Most  businesses,  other  than  financial  institutions,  with less than $2 million in annual  revenue  from  taxable  sales,  would be eligible  for a transition credit of up to $1,000.

     Small Supplier Threshold

     Under the single sales tax,  Ontario would  parallel the GST small supplier threshold  where  businesses  with sales under the  threshold  would not be required to register  and collect the single  sales tax.  This would reduce administrative  burden and complexity for small businesses.  Similar to the
     GST, small suppliers (with total taxable revenues of $30,000 or less in the prior year or $50,000  or less in the case of a public  service  body) that choose not to register  would not be  required  to file a single  sales tax return and would not be  eligible to claim  input tax  credits.  If a small supplier  chooses to  register,  it would be  eligible  to claim  input tax credits related to its taxable  supplies when it files its single sales tax return.

     Point-of-Sale Exemptions

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POINT-OF-SALE EXEMPTIONS

     Point-of-sale  rebates  would  provide  exemptions  for  books,  children's clothing and footwear,  children's car seats and car booster seats, diapers and feminine hygiene products.
--------------------------------------------------------------------------------

     To provide targeted relief while  maintaining the single  administration of sales taxes in Ontario,  point-of-sale  rebates would be introduced for the provincial  portion of the tax for the following items:  books,  children's clothing and footwear, children's car seats and car booster seats, diapers,
     and  feminine  hygiene   products.   This  treatment  would  also  preserve
     retailers' ability to claim input tax credits.

     New Housing Rebate

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HOUSING REBATE

     Buyers of new housing would be eligible for new housing rebates. The annual benefit of the new housing rebate is estimated to be $1.1 billion.
--------------------------------------------------------------------------------

     Currently, the RST applies to building supplies used in the construction of new homes.  The single sales tax would remove this embedded tax. Based on a recent Canada Mortgage and Housing  Corporation  study, this embedded sales tax ranges from about two per cent to three per cent,  on  average,  on the final sale of a new house in Ontario.

     To ensure that, on average,  new homes under  $400,000 would not be subject to an  additional  tax burden,  the  government  is proposing a new housing rebate.  Homebuyers  would  be  able  to  claim  a  rebate  of  part of the provincial  portion  of the tax for new homes  priced up to  $500,000.  The rebate for new primary  residences  under  $400,000 would be 75 per cent of the provincial  portion of the tax (or six per cent of the purchase price), with the rebate  amount  reduced  for homes  priced  between  $400,000  and
     $500,000.

     Resale homes would not be subject to the single sales tax.

     Keeping Public Service Bodies Fiscally Neutral

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REBATES FOR PUBLIC SERVICE BODIES           SECTOR REBATE*

    Municipalities                                78%

    Universities and Colleges                     78%

    School Boards                                 93%

    Hospitals                                     87%

    Charities and Qualifying Non-Profit           82%
    Organizations

* Rebate of provincial portion of tax paid based on federal GST public service body definitions.
--------------------------------------------------------------------------------

     Ontario's   public   service  bodies  (i.e.,   municipalities,   hospitals,
     universities,  colleges, school boards, charities and qualifying non-profit organizations) would be able to claim rebates for the provincial portion of the single sales tax so that the net effect of the tax on each sector would be fiscally  neutral  relative to the amount of RST currently paid by these sectors. As with the GST, the rebates would be a percentage of tax paid.

     Temporarily Restricted Input Tax Credits

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TEMPORARY ITC RESTRICTIONS FOR LARGE BUSINESSES:

o    Energy, except where purchased by farms or used to produce goods for sale.
o    Telecommunication services other than internet access or toll-free numbers.
o    Road  vehicles  weighing less than 3,000  kilograms  (and parts and certain services) and fuel to power those vehicles.
o    Food, beverages and entertainment.
--------------------------------------------------------------------------------

     Similar to the  restricted  input tax credit (ITC) system in Quebec,  large businesses  (those with annual  taxable sales in excess of $10 million) and financial  institutions  would be unable  to claim  input  tax  credits  in certain areas. These  restrictions  would be temporary,  during the initial implementation  of the  single  sales  tax,  and  would  apply  only to the provincial  portion of the tax.  After the first five years of single sales tax implementation,  full input tax credits on their taxable supplies would be phased in over a three-year period.

     Supporting Tourism

     The RST rate on transient accommodation,  such as hotel rooms, is currently five per cent.  Under the single sales tax, the  provincial  portion  would increase to eight per cent.

     Approximately  $40  million  of  annual  net  revenue  associated  with the difference in rates would be allocated to destination  marketing in Ontario tourism regions, once these are established.

     Private Transfers of Motor Vehicles

     Similar to the tax  treatment in other  provinces,  Ontario  would retain a sales tax on private  transfers of used motor vehicles.  This would help to ensure a level playing field between used vehicles sold through dealerships and private sales.

     Maintaining Current Tax Levels on Certain Types of Insurance

     Retail Sales Tax currently  applies to premiums for some types of insurance such as group  insurance.  Ontario would retain a tax on insurance at eight per cent after the transition to the single sales tax, on the same types of insurance  currently  taxed under the RST.  Automobile  insurance  premiums would continue to be exempt from sales tax.

     Maintaining Current Levels of Revenue from Alcohol Sales

     The RST is currently collected on alcoholic beverages sold through licensed establishments  at the rate of 10 per cent and on alcoholic  beverages sold through retail stores at the rate of 12 per cent.

     Under the single sales tax, the  provincial  rate on these  products  would fall to eight per cent.

     To maintain social  responsibility and existing revenue,  while introducing the new single sales tax, the  government  proposes to make  adjustments to current alcohol fees, levies and charges.

     The government  also proposes to introduce  legislation to replace  various alcohol and other  fees,  levies and  charges  with taxes to enhance  their operational structure and legislative clarity.

     Additional Information

     Additional  information on technical design issues and  transitional  rules will be  released in the coming  months to help  taxpayers  and  businesses prepare for the proposed  changes.  The  government  will also establish an implementation panel to assist with the transition to the single sales tax.

     Stronger Economic Foundation

     Canada and Ontario have entered into a Memorandum  of Agreement for Ontario to join a framework  agreement for federal collection and administration of a single  value-added sales tax,  effective July 1, 2010. Key provisions of the Memorandum of Agreement  include $4.3 billion in cash transfer payments to Ontario and flexibility to provide certain consumer exemptions.

  -------------------------------------------------------------------------------------------------------------------
  KEY FEATURES OF THE CANADA-ONTARIO MEMORANDUM OF AGREEMENT TO ENTER INTO A COMPREHENSIVE INTEGRATED TAX
  COORDINATION AGREEMENT

     Subject to the appropriate  legislative  approvals,  Canada and Ontario are agreeing to conclude a Comprehensive  Integrated Tax Coordination Agreement
     that would:

     o    provide  the  policy  framework  for  the  application  of  a  single, value-added sales tax in Ontario on July 1, 2010,  administered by the
          Canada Revenue Agency and the Canada Border Services Agency;

     o    enable Ontario to:

          •    provide consumer  exemptions on a limited number of items such as children's clothing, feminine hygiene products and books;

          •    phase in full tax relief for certain  business input tax credits, for a transitional period of up to eight years;

          •    establish provincial rebate rates and thresholds for new housing,
               public  service  bodies,   including   charities  and  qualifying
               non-profit organizations; and

     o    negotiate  best possible  arrangements  for  employment in the federal government  of  provincial  employees  affected  by the  change and to retain them in Ontario.

     Canada would provide  Ontario with $4.3 billion in cash  transfer  payments
     — $3 billion upon  implementation of the combined sales tax on July 1,
     2010 and $1.3  billion on July 1,  2011,  to  promote  economic  growth and support the transition to the new value-added tax.
  -------------------------------------------------------------------------------------------------------------------

Tax Breaks for People

     Ontario Sales Tax Transition Benefit

-----------------------------------------------------------------------------------
Ontario Sales Tax Transition Benefit                                    Table 2
-----------------------------------------------------------------------------------
                          Single Individuals          Single Parents or Couples
                     ----------------------------- --------------------------------
                       Maximum       Phase-out       Maximum        Phase-out
  Payment Month        Benefit         Range         Benefit          Range
-------------------- ------------ ---------------- ------------ -------------------
     June 2010          $100      $80,000-$82,000      $330      $160,000-$166,600
   December 2010        $100      $80,000-$82,000      $335      $160,000-$166,700
     June 2011          $100      $80,000-$82,000      $335      $160,000-$166,700
-------------------- ------------ ---------------- ------------ -------------------
       Total            $300                         $1,000
-------------------- ------------ ---------------- ------------ -------------------

     As part of the sales tax  reform  proposed  in this  Budget,  $4 billion in relief would be provided to Ontarians to help ensure a smooth transition to the new sales tax system.

     Benefits would be delivered to eligible Ontario tax filers aged 18 and over in each of June 2010,  December 2010 and June 2011,  totalling a maximum of
     $300 for single  people and $1,000 for single  parents  and  couples.  Each maximum  benefit  would be  reduced  by five  per  cent of the  recipients'
     previous  year's  adjusted  family  net  income  over  $80,000  for  single individuals and over $160,000 for families. To qualify for the two benefits in 2010,  a 2009 tax return  would have to be filed,  and a 2010 tax return would  have to be filed  for the  June  2011  benefit.  About  6.5  million individuals  and families in Ontario  would  receive  sales tax  transition benefits.

     A single  person with no children and income of up to $80,000 would receive a benefit of $100 in each of June 2010,  December  2010 and June 2011.  The maximum  benefit  would be reduced by five per cent of income over $80,000, so a single person with income of $81,000, for example, would receive three benefits of $50 each.  Single  people with  income over  $82,000  would not receive a benefit.

     A family with income of up to $160,000 would receive three  benefits:  $330 in June 2010,  $335 in  December  2010 and $335 in June 2011.  The  maximum benefits  would be reduced by five per cent of family income over $160,000, so a family with income of $163,000, for example, would receive one benefit payment of $180 and two benefit payments of $185 each. Families with income over  $166,700  ($166,600  for the June 2010  benefit)  would not receive a benefit.

     Sales Tax and Property Tax Relief

     The government is proposing to increase the amount of ongoing sales tax and property tax relief for individuals and families with low to middle incomes by more than $1  billion a year.  To better  target  this tax  relief,  the current  combined sales and property tax credits would be replaced with two new tax credits:  the Ontario Sales Tax Credit and the Ontario Property Tax
     Credit. These changes would improve transparency, fairness and timeliness.

     Ontario Sales Tax Credit

     This  Budget  proposes  a new  ongoing  sales  tax  credit  to help low- to middle-income individuals and families with the sales taxes they pay.

     Under the  current tax system,  Ontario  families  have to wait until their income tax returns are  processed to receive sales tax relief for sales tax paid in the previous year. To provide more timely assistance, the new sales tax credit would replace the current sales tax relief, provided through the
     Ontario Property and Sales Tax Credits,  with advance  payments.  The sales tax credit would be refundable  and paid  quarterly  starting in July 2010, when the new sales tax would come into effect.

     The new sales tax credit would provide annual relief of up to $260 for each adult and each  child.  It would be  reduced  by four per cent of  adjusted family net income  over  $20,000  for single  people and over  $25,000  for families.

     For  example,  for  the  period  from  July  2010 to June  2011,  a  single individual  with  income of $20,000 or less would  receive  $260;  a single parent  with one child or a couple  with  $25,000  or less of income  would receive  $520;  and a couple with two children and family income of $25,000 or less would receive $1,040.

     Unlike the current sales and property tax credits,  the maximum benefit and thresholds  would be indexed  for  inflation  to protect  the value of this assistance for people with low to middle incomes.

     About 2.9 million families and individuals would benefit from this measure.

     Ontario Property Tax Credit

     Property tax relief,  currently  provided  through the Ontario Property and
     Sales Tax Credits,  would be replaced by a new refundable  Ontario Property
     Tax Credit for low- to  middle-income  homeowners  and  tenants  that would provide an  additional  $270  million in  property  tax relief on an annual basis.  The new  credit  would  maintain  existing  benefit  amounts  while extending property tax relief to more Ontarians.

     The credit would be based on occupancy  cost —  that is,  property tax paid or 20 per cent of rent paid. A credit would be provided for  occupancy cost of up to $250 for non-seniors or $625 for seniors, plus 10 per cent of occupancy  cost.  The credit would not exceed  occupancy  cost and would be subject to a maximum of $900 for  non-seniors  and $1,025 for  seniors.  It would  then be  reduced  by two per cent of  adjusted  family net income in excess of $20,000 for single individuals and $25,000 for families.

     For example, for the 2010 taxation year, a single individual with income of
     $20,000 or less and $500 in  monthly  rent  would  receive  $370 in Ontario
     Property  Tax Credit;  a couple with $1,500 in property  tax and $25,000 or less of family income would  receive $400;  and a senior couple with $4,000 in property tax and $25,000 or less in family income would receive $1,025.

     The amounts and  thresholds  would be indexed for  inflation to protect the value of this assistance for people with low to middle incomes.

     About 2.3 million families and individuals would benefit from this measure.

     Eligible senior homeowners will continue to receive  additional  assistance with their property taxes through the Ontario Senior  Homeowners'  Property
     Tax Grant.

     Personal Income Tax Relief

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Ontario Personal Income Tax Rates (%)                          Table 3
--------------------------------------------------------------------------------
Taxable Income(1)                  Current (2009)         Proposed (2010)
--------------------------- ---------------------- -----------------------------
$0-$36,848                                   6.05                    5.05
$36,848-$73,698                              9.15                    9.15
> $73,698                                   11.16                   11.16
--------------------------------------------------------------------------------
(1) Taxable income thresholds would be adjusted in 2010 and future years to reflect Ontario inflation.
--------------------------------------------------------------------------------

     The  government is proposing to provide more than $1.1 billion  annually in broadly  based PIT relief by cutting  the first tax rate by one  percentage point, from 6.05 per cent to 5.05 per cent, effective January 1, 2010. As a result,  Ontarians  would  benefit from the lowest  provincial  tax rate in
     Canada  on the  first  $36,848  of  taxable  income,  based on  legislation currently in place in other provinces.

     Ontario Tax Reduction

--------------------------------------------------------------------------------
    Approximately 90,000 lower-income taxpayers would no longer pay Ontario PIT, and approximately 725,000 additional taxpayers with lower incomes would have their Ontario PIT further reduced by the OTR.
--------------------------------------------------------------------------------

     The Ontario Tax Reduction (OTR) reduces or eliminates PIT by up to $205 per tax filer and $379 per child or  disabled or infirm  dependant.  By leaving these parameters in place while reducing the first tax rate,  approximately
     90,000  lower-income  tax  filers  would no longer  pay  Ontario  PIT,  and approximately  725,000  additional  taxpayers with lower incomes would have their Ontario PIT further reduced by the OTR.

     Other Changes

     Various tax credits and  provisions  of the PIT system are based on the tax rate  structure.  As a consequence,  these credits and provisions  would be adjusted to reflect the proposed tax rate cut.

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Ontario Surtax Thresholds                                       Table 4
--------------------------------------------------------------------------------
                Current (2009)                Proposed (2010)(1)
                ----------------------------- ----------------------------------
20% surtax      Basic Ontario Tax > $4,257    Basic Ontario Tax > $3,978
36% surtax      Basic Ontario Tax > $5,370    Basic Ontario Tax > $5,091
--------------------------------------------------------------------------------
(1) Thresholds would be adjusted in 2010 and future years to reflect Ontario inflation.
--------------------------------------------------------------------------------

     Ontario's  two-tiered  surtax adds to the  progressivity of the PIT system.
     Currently,  Ontario  levies a 20 per cent surtax on basic  Ontario tax over
     $4,257,  and a 36 per cent surtax on basic  Ontario tax over  $5,370.  This
     Budget   proposes  to  adjust  both  surtax   thresholds  to  maintain  the
     progressivity  of the income tax system by  providing a more  proportionate distribution of benefits to taxpayers as a result of the rate reduction.

     Most of Ontario's  non-refundable tax credits are calculated by multiplying a credit amount (for example,  the Basic Personal Amount) by 6.05 per cent, the first tax rate. With the proposed  reduction in the first tax rate, the calculation of these  non-refundable  credits would be adjusted so that the credit amounts would be multiplied by 5.05 per cent. The tax credit rate on the first $200 of qualifying  charitable  donations  would also be adjusted from 6.05 per cent to 5.05 per cent.  Consequential  adjustments would also be made to the calculation of Ontario minimum tax.

     Ontario Dividend Tax Credit

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Ontario Dividend Tax Credit Rates(1) (%)                         Table 5
--------------------------------------------------------------------------------
                                                 Current            Proposed
                                             2009       2010(2)         2010(2)
                                      ------------ -----------     -------------
Eligible Dividends (generally those          7.4         7.7            6.4
   paid by large corporations)
Other than Eligible Dividends                5.13        5.13           4.5
--------------------------------------------------------------------------------
(1) Rate applied to taxable amount of dividends.
(2) Effective January 1, 2010.
--------------------------------------------------------------------------------

     The dividend tax credit provides PIT relief to Ontario  investors and small business  owners in recognition  that dividends from Canadian  corporations are distributed from earnings that have already been taxed at the corporate level. As a result of the proposed  reductions in CIT rates,  Ontario would
     adjust  the  tax  credit  rates  for   dividends   from  taxable   Canadian
     corporations.  The changes to the dividend tax credit rates would  maintain the  integration  of  Ontario's  CIT  and PIT  systems  by  reflecting  the reduction in CIT rates.

     Competitive Business Taxes

     The Budget is  proposing  business  tax relief  that would  lower  business
     costs,   enhance  Ontario's   competitiveness  and  support  growing  small
     businesses.  These  measures  would  support  the  government's  five-point economic  plan and build on the tax relief  already  in place,  such as the elimination of Capital Tax in 2010.

     Cutting CIT Rates

     Ontario's current general CIT rate is 14 per cent of taxable income and the rate for manufacturing and processing (M&P),  mining, logging,  farming and fishing is 12 per cent.  The small  business CIT rate  currently is 5.5 per cent.

     The  government is proposing to cut CIT rates,  beginning  July 1, 2010, as follows:

     o    the  general CIT rate would be cut from 14 per cent to 12 per cent and further reduced to 10 per cent over three years;

     o    the CIT rate on M&P and resource  sectors would be cut from 12 per cent to 10 per cent;

     o    the small  business CIT rate would be cut from 5.5 per cent to 4.5 per cent; and

     o    the  small  business  deduction  surtax  of 4.25  per  cent  would  be eliminated.

     The following table sets out the proposed CIT rate cut plan:

----------------------------------------------------------------------------------------------------------------
Ontario's Proposed Corporate Income Tax Rate Cut Plan                                                 Table 6
----------------------------------------------------------------------------------------------------------------
                                                                 Rates (Per Cent)
                                   -----------------------------------------------------------------------------
                                                                                  Small        Small Business
Date                                         General              M&P(1)       Business(2)   Deduction Surtax(3)
---------------------------------- ------------------ ------------------- ---------------- ---------------------
Current                                           14               12              5.5                4.25
July 1, 2010                                      12               10              4.5                   0
July 1, 2011                                    11.5               10              4.5                   0
July 1, 2012                                      11               10              4.5                   0
July 1, 2013                                      10               10              4.5                   0
----------------------------------------------------------------------------------------------------------------
(1)  Income from  manufacturing  and  processing,  mining,  logging,  farming or fishing.
(2)  Applies to  Canadian-controlled  private  corporations (CCPCs) on the first
     $500,000 of active business income.
(3)  Applies to CCPCs on taxable income between $500,000 and $1.5 million.
Note: The proposed tax rate  reductions  would be pro-rated  for taxation  years straddling the effective dates.
----------------------------------------------------------------------------------------------------------------

     Lowering   the  CIT  rate  to  10  per   cent   would   enhance   Ontario's
     competitiveness and create a more efficient tax system that would encourage investment and increase productivity.

     When the proposed  Ontario CIT rate cuts are fully  implemented,  Ontario's combined federal-provincial CIT rate of 25 per cent would be lower than the current  average  Organisation  for Economic  Co-operation  and Development
     (OECD)  corporate  tax rate of 26.7 per cent.  Compared  to the U.S.  Great
     Lakes states  —  Ontario's  key  competitors  for jobs and  investment
     — Ontario's combined rate would be 15 percentage points lower than the average combined federal-state general CIT rate and more than 11 percentage points lower than the average combined manufacturing rate.

     The proposed Ontario CIT rate  reductions,  together with the conversion of the RST into the  single  sales  tax,  would  also cut  Ontario's  marginal effective  tax rate (METR) on new capital  investment  in half,  when those measures  are fully  phased in.  This would  make  Ontario  one of the most competitive  jurisdictions  in the  industrialized  world  in  terms of the taxation of new capital investment by corporations.

[Chart 1, bar graph: Cutting Ontario's Marginal Effective Tax Rate on New Investment]

     The Ontario METR,  which includes  federal taxes,  currently stands at 32.8 per cent. The sales tax and CIT measures proposed in this Budget,  together with  previously  announced  Ontario  and  federal  tax cuts,  would  bring
     Ontario's  marginal effective tax rate in 2010 down to 18.6 per cent —
     below the OECD average of 21.8 per cent.  Following  the  completion of the proposed CIT rate cuts in 2013, the Ontario rate would fall further to 17.3 per cent. When the restrictions on input tax credits under the single sales tax are phased out in 2018, the rate would decline to 16.2 per cent.

     This  would  promote   increased   foreign  and  domestic   investment  and
     productivity in Ontario.

     Eliminating the Small Business Deduction Surtax

--------------------------------------------------------------------------------
ELIMINATING A BARRIER TO SMALL BUSINESS GROWTH

     Ontario's proposed elimination of the small business deduction surtax would make  Ontario the only  province  not to claw back the benefit of the small business deduction.
--------------------------------------------------------------------------------

     The small business  deduction  provides a lower CIT rate of 5.5 per cent to
     Canadian-controlled  private  corporations (CCPCs) on the first $500,000 of active  business  income.  Currently,  the  benefit  of the small  business deduction is gradually  phased out on taxable income  between  $500,000 and
     $1.5 million.  In 2008,  the small  business  deduction  provided over $1.1 billion of tax relief to CCPCs in Ontario.

     The  benefit of the small  business  deduction  is phased out by a 4.25 per cent surtax that is applied in addition to the regular CIT rates.

     As  part  of the  government's  plan  to  enhance  the  competitiveness  of
     Ontario's  corporate tax system, the government  proposes to eliminate this barrier to growth for small  businesses  effective July 1, 2010. This would extend the benefit of the small business  deduction to all CCPCs. If passed by the legislature, CCPCs would be taxed at the proposed new small business rate of 4.5 per cent,  effective  July 1, 2010,  on the first  $500,000  of
     active  business   income,   regardless  of  income  level.   The  proposed
     elimination of the small business deduction surtax and the general CIT rate cut to 10 per cent,  in 2013,  would  provide all CCPCs with an average CIT rate on active business income of below 10 per cent.

[Chart 2, line graph: Cutting Taxes for Growing Small Businesses]

     Based on legislation currently in place in other provinces, eliminating the surtax would make Ontario the only province not to claw back the benefit of the small business deduction.

     This measure would be pro-rated for taxation years straddling the effective date.

     Reducing the Corporate Minimum Tax

     The CMT is  calculated as the amount by which four per cent of adjusted net income for accounting purposes exceeds CIT payable.  The CMT generally acts as a prepayment of CIT by providing for a carry-forward credit equal to the amount of CMT paid.  The credit  can be carried  forward up to 20 years and may be applied to reduce CIT in years where CIT exceeds CMT. A  corporation or an associated  group of corporations  with total assets under $5 million and annual gross revenues under $10 million does not pay CMT.

     As a result of the CIT reform  proposals  in this Budget,  a  corresponding reduction in the CMT rate is necessary to ensure that corporations  subject to the CMT are able to fully benefit from the proposed CIT rate reductions.
     In  addition,  the  government  is  proposing  to  exempt  more  small  and medium-sized businesses from calculating and paying the CMT.

     It is proposed  that  effective  for  taxation  years ending after June 30,
     2010:

     o    the CMT rate be reduced to 2.7 per cent; and

     o    a corporation  or an associated  group with under $50 million in total assets or under $100  million in annual gross  revenues  would not pay
          CMT.

     The 20-year CMT credit carry-forward mechanism would continue to apply.

     The  proposed  rate  reduction   would  be  pro-rated  for  taxation  years
     straddling the effective date.

     Ontario's Legislated Plan to Eliminate Capital Tax

     Capital Tax, which taxes  business  investment,  is widely  recognized as a barrier to attracting  new  investment.  In 2004,  the government set out a plan to eliminate Ontario's Capital Tax by 2012.

     Since then, the government has accelerated the elimination plan and further relieved  the Capital Tax burden on business.  On January 1, 2007,  Capital
     Tax rates  were cut by an  additional  21 per  cent,  and  Capital  Tax was eliminated for Ontario companies  primarily engaged in M&P and resource activities.

     On January 1, 2010,  Capital Tax rates will be cut by one-third and the tax will be fully  eliminated  on July 1, 2010.  The  accelerated  Capital  Tax elimination plan has been fully legislated.

------------------------------------------------------------------------------------------------------------------
Ontario's Accelerated Capital Tax Elimination Plan                                                     Table 7
------------------------------------------------------------------------------------------------------------------
                                                                   Rates (Per Cent)
                                  --------------------------------------------------------------------------------
                                        Non-Financial Institutions                Financial Institutions
                                  --------------------------------------------------------------------------------
                                                                       1st $400          Taxable Capital Over
                                                                      Million of             $400 Million
-------------------- ------------ --------------------------------------------------------------------------------
                      Deduction        M&P and           Other          Taxable        Non-Deposit       Deposit
Date                   ($ M)         Resources(1)     Corporations      Capital           Taking         Taking
-------------------- ------------ ----------------- --------------- ---------------- --------------- -------------
2004                      5             0.3              0.3              0.6             0.72           0.9
Jan. 1, 2007            12.5         Eliminated          0.225            0.45            0.54           0.675
Jan. 1, 2008             15                              0.225            0.45            0.54           0.675
Jan. 1, 2010             15                              0.15             0.3             0.36           0.45
                     ---------------------------------------------------------------------------------------------
July 1, 2010                                   Legislated Accelerated Elimination Date
------------------------------------------------------------------------------------------------------------------
Measures are pro-rated for taxation years straddling the effective date.
(1) Primarily engaged in manufacturing and processing, mining, logging, farming or fishing activities in Ontario.
------------------------------------------------------------------------------------------------------------------

TARGETED TAX MEASURES

     This  Budget  proposes a number of  targeted  tax  measures to build on the government's  five-point  economic  plan to  create  jobs,  strengthen  the economy and enhance the quality of life in the province. These targeted tax relief  measures  would support key sectors in the economy,  innovation and skills training,  and would provide  additional  benefits of more than $940 million over four years to Ontario families, businesses and communities.

     Encouraging Innovation

     Ontario Innovation Tax Credit

     The Ontario  Innovation  Tax Credit (OITC) is a 10 per cent  refundable tax
     credit  for  small  and  medium-sized   corporations   performing  eligible
     Scientific Research and Experimental Development (SR&ED) in Ontario.

     This  Budget  proposes  to extend the OITC to more  small and  medium-sized corporations  by extending the taxable  income  phase-out  range of between
     $400,000  and  $700,000 to a new  phase-out  range of between  $500,000 and
     $800,000.

     This measure would parallel the  enhancement of the federal  Investment Tax
     Credit for SR&ED proposed in the 2009 federal budget.

     The required  amendments would be introduced once the implementing  federal legislation  is enacted.  The effective date of the amendments and phase-in rules would parallel the federal amendments.

     Accelerated Capital Cost Allowance for Computers

     Currently,  computers are eligible for a 55 per cent Capital Cost Allowance
     (CCA) rate on a declining-balance basis.

     Ontario  will  parallel  the 2009  federal  budget  proposal  to  provide a temporary  100 per cent  accelerated  CCA rate for eligible  computers  and software acquired after January 27, 2009 and before February 2011,  subject
     to  federal   implementation.   As  announced   federally,   the  temporary
     accelerated  CCA rate for  computers  will not be subject to the  half-year rule and, accordingly, the full cost of eligible computers and software can be deducted in the first  taxation  year that the assets are  available for use.

     Supporting Key Sectors

     Accelerated   Capital  Cost  Allowance  for  Manufacturing  and  Processing
     Machinery  and  Equipment

     Ontario  and the  federal  government  currently  provide a  temporary  tax incentive in the form of an accelerated CCA rate for M&P  machinery and equipment  acquired after March 18, 2007 and before 2012.  Eligible  assets acquired  before 2010 qualify for a 50 per cent  straight-line  accelerated
     CCA rate and those  acquired in 2010 and 2011 are eligible for  accelerated
     CCA rates on a declining-balance basis.

     Ontario will parallel the 2009 federal budget proposal to extend the 50 per cent  straight-line  accelerated  CCA rate for eligible  assets acquired in
     2010 and 2011, subject to federal implementation.

     Ontario  continues to call on the federal  government  to extend the 50 per cent straight-line CCA rate to all M&P machinery and equipment acquired before 2014 to benefit businesses making longer-term investments.

     Making the Enhanced Ontario Film and Television Tax Credit Rate Permanent

     The Ontario Film and  Television  Tax Credit  (OFTTC) is a  refundable  tax credit available to qualifying corporations for labour expenditures related to certified domestic film and television productions in Ontario.

     In the 2007 Ontario  Economic  Outlook and Fiscal  Review,  the  government announced  an  increase  to the OFTTC rate to 35 per cent from 30 per cent, effective January 1, 2008 to December 31, 2009.

     As  announced on February 20,  2009,  the  government  proposes to make the enhanced 35 per cent OFTTC rate permanent.

     Making the Enhanced Ontario Production Services Tax Credit Rate Permanent

     The Ontario  Production  Services Tax Credit  (OPSTC) is a  refundable  tax credit available to qualifying corporations for labour expenditures related
     to  qualifying  foreign  film  and  television   production   services  and
     non-certified domestic film and television productions in Ontario.

     In the 2007 Ontario  Economic  Outlook and Fiscal  Review,  the  government announced  an  increase  to the OPSTC  rate to 25 per cent from 18 per cent effective January 1, 2008 to December 31, 2009.

     As  announced on February 20,  2009,  the  government  proposes to make the enhanced 25 per cent OPSTC rate permanent.

     Enhancing the Ontario Interactive Digital Media Tax Credit

     The Ontario  Interactive  Digital Media Tax Credit (OIDMTC) is a refundable tax credit available to qualifying corporations for expenditures related to the creation,  marketing and distribution of eligible  interactive  digital media products. Currently, a 30 per cent refundable tax credit is available to small corporations that develop their own eligible products and a 25 per cent refundable tax credit is available to large  corporations that develop their own  eligible  products  or to  corporations  that  develop  eligible products under a fee-for-service arrangement.

     This Budget proposes permanent enhancements to the OIDMTC to:

     o    enhance the tax credit rates;
     o    expand eligible labour expenditures; and
     o    extend the tax credit to more fee-for-service arrangements.

     Enhancing the OIDMTC Rate

     This Budget proposes,  effective for qualifying expenditures incurred after
     March 26, 2009, to enhance the OIDMTC rates to:

     o    40 per cent for  qualifying  corporations,  regardless  of size,  that develop and market their own eligible products; and

     o    35 per cent credit for qualifying  corporations  that develop eligible products under a fee-for-service arrangement.

     Expanding Eligible Labour Expenditures under the OIDMTC

     This  Budget  proposes  to expand  the  OIDMTC,  effective  for  qualifying expenditures  incurred after March 26, 2009, to allow corporations to claim
     100 per cent of the amount paid to eligible  arm's-length  contractors that is  attributable to the salaries and wages of the  contractor's  employees.
     Currently,  qualifying  corporations  that  develop  and  market  their own products  are able to claim 50 per cent of such labour  expenditures  while
     corporations   developing   eligible   products  under  a   fee-for-service
     arrangement are unable to claim these expenditures.

     Extending the OIDMTC to More Fee-for-Service Arrangements

     This Budget also proposes,  effective for qualifying  expenditures incurred after March 26, 2009, to extend the OIDMTC to digital media game developers that  incur a minimum $1 million of  eligible  labour  expenditures  over a
     36-month period for  fee-for-service  work done in Ontario in respect of an eligible product. Corporations that meet the minimum expenditure test would not be required to be at arm's length with the purchaser corporation, or to develop all, or substantially all, of the eligible product.

     Expanding the Ontario Computer Animation and Special Effects Tax Credit

     The Ontario Computer  Animation and Special Effects (OCASE) tax credit is a
     20 per cent refundable tax credit available to qualifying  corporations for eligible  labour  expenditures  related to digital  animation  and  special effects in qualifying film and television productions.

     This Budget proposes, effective for qualifying expenditures incurred after
     March 26, 2009, enhancements to the OCASE tax credit that would:

     o    increase eligible labour expenditures to 100 per cent from 50 per cent
          of  amounts  paid  to  arm's-length   unincorporated  individuals  and
          partnerships providing freelance services;

     o    expand eligible labour expenditures to include 100 per cent of amounts paid to  arm's-length  incorporated  individuals  providing  freelance services while ensuring that incorporated individuals cannot claim the credit directly; and

     o    streamline administration by relaxing the requirement that an eligible
          animation  or  visual  effect  be  created   primarily   with  digital
          technologies.

     Expanding the Ontario Book Publishing Tax Credit

     The Ontario  Book  Publishing  Tax Credit is a 30 per cent  refundable  tax credit  available to Ontario book  publishing  corporations  for qualifying expenditures related to publishing and promoting the first three books by a
     Canadian author in an eligible category of writing.  Eligible categories of writing are adult or children's fiction, non-fiction, poetry or biography.

     This  Budget  proposes to expand  eligibility  to  qualifying  expenditures incurred after March 26, 2009 for:

     o    any number of books by a Canadian  author in an  eligible  category of writing; and

     o    direct  expenses  that  reasonably  relate to publishing an electronic version of an eligible book.

     Supporting Skills and Knowledge

     Enhancing the Co-operative Education Tax Credit

     The  Co-operative  Education Tax Credit  (CETC) is a refundable  tax credit available to  businesses  that employ  postsecondary  students  enrolled in
     qualifying   co-operative   education  programs  at  eligible   educational
     institutions.  Currently,  the CETC is a 10 per cent  refundable tax credit
     (15 per cent for small businesses) on salaries and wages paid, to a maximum credit of $1,000 per work placement.

     This Budget  proposes  enhancements  to the CETC,  effective  for  eligible expenditures incurred after March 26, 2009, that would:

     o    increase  the 10 per cent CETC rate to 25 per cent and the enhanced 15 per cent rate for small businesses to 30 per cent; and

     o    increase  the maximum tax credit  available  from $1,000 to $3,000 per work placement.

     Enhancing the Apprenticeship Training Tax Credit

     The  Apprenticeship  Training Tax Credit (ATTC) is a refundable  tax credit available  to  businesses  on the  salaries  and  wages  paid  to  eligible apprentices  in  designated  construction,  industrial,  motive  power  and service trades.  Currently,  the ATTC provides a 25 per cent refundable tax credit (30 per cent for small  businesses)  on the  salaries and wages paid during  the  first 36  months of an  apprenticeship  program,  to a maximum annual credit of $5,000.  The ATTC is available for apprentices  that begin their apprenticeship  program before January 1, 2012 and salaries and wages paid before January 1, 2015.

     This Budget  proposes  enhancements to the ATTC that would make it the most generous  tax credit of its kind  currently  legislated  in  Canada.  These proposed enhancements,  effective for expenditures incurred after March 26,
     2009, would:

     o    increase  the 25 per cent ATTC rate to 35 per cent and the enhanced 30 per cent rate for small businesses to 45 per cent;

     o    increase the $5,000 annual maximum tax credit to $10,000;

     o    extend the ATTC to salaries  and wages paid during the first 48 months of an apprenticeship program; and

     o    make the ATTC a permanent tax incentive.

     Helping Seniors and Families

     Ontario Senior Homeowners' Property Tax Grant

     Introduced in the 2008 Budget, the Ontario Senior Homeowners'  Property Tax
     Grant  is  providing  a grant of up to $250 to help  low- to  middle-income senior homeowners pay their 2009 property taxes.

     Starting in 2010,  the maximum  grant  amount will be doubled  from $250 to
     $500.  Senior  homeowners  can apply for the grant when filing their income tax returns.  In 2010,  over  575,000  seniors will be able to benefit from this grant.

     Eligible  single  seniors with $500 or more in property taxes and income of up to $35,000 a year will receive the maximum $500 grant in 2010.  Eligible single  seniors  with income  between  $35,000 and $50,000  will  receive a proportionately smaller grant. Eligible senior couples with $500 or more in property  taxes and income of up to $45,000 a year will receive the maximum grant. Eligible senior couples with income between $45,000 and $60,000 will receive a proportionately smaller grant.

     Ontario Property and Sales Tax Credits for Seniors

     The Ontario  Property and Sales Tax Credits for seniors were established in
     1992 to  assist  seniors  with  modest  incomes.  In 2004,  the  government enhanced these refundable credits by increasing the underlying property tax credit  amount by 25 per cent,  from $500 to $625. In each of the last four budgets, the government also increased the income threshold at which senior couples' benefits begin to be reduced.

     The 2009  minimum  level of income  guaranteed  by the  Ontario and federal governments  for eligible  senior couples is rising because of increases to
     Old Age Security (OAS) and the Guaranteed  Income  Supplement  (GIS).  As a
     result of these increased  amounts,  the minimum level of income guaranteed
     by  governments,   including  Ontario's  Guaranteed  Annual  Income  System
     (GAINS),  for qualifying  Ontario senior couples is rising above $24,300 in
     2009.

     The Province  wants  seniors who receive the  guaranteed  minimum  level of income  to get the full  benefit  of the  Ontario  Property  and  Sales Tax
     Credits.  To achieve this goal, this Budget proposes to increase the income threshold  for senior  couples in 2009.  The new level would be  determined when the federal  government  finalizes OAS and GIS amounts for 2009. About
     695,000  senior  recipients  would  benefit this year from an estimated $95 million  in  enhancements  to these  credits  since  2003,  including  this proposal.

     Starting in 2010,  the  Ontario  Property  and Sales Tax  Credits  would be replaced with a new Ontario Sales Tax Credit and a new Ontario Property Tax
     Credit.

     Increasing Access to Locked-In Accounts

     This Budget  proposes to amend the Pension  Benefits Act Regulation and the
     Schedule of Required Fees to:

     o    enhance access to locked-in  funds by increasing,  from 25 per cent to
          50 per cent,  unlocking  permitted  on  purchase  from new Life Income
          Funds (LIFs),  effective January 1, 2010. Current new LIF owners would have an  opportunity  to unlock an  additional  25 per cent of amounts previously  transferred  into their existing fund.  Remaining old LIFs and Locked-in Retirement Income Funds (LRIFs) would be harmonized with the updated new LIF rules; and

     o    temporarily waive  financial-hardship  application withdrawal fees for
          Ontario locked-in accounts. This two-year fee waiver would take effect for applications approved on or after April 1, 2009.

     Concordance with the Income Tax Act (Canada)

     The  following  proposals  announced by the federal  government in its 2009 budget  to help  families  would  be  adopted  automatically  once  federal legislative and regulatory changes have been approved.

     o    Effective for  withdrawals  from Registered  Retirement  Savings Plans
          (RRSPs) made after January 27, 2009, the Home Buyers' Plan  withdrawal limit  would be  increased  from  $20,000  to  $25,000.  As a  result, first-time  homebuyers  would have greater access to funds to purchase or build a home.  The increase to the  withdrawal  limit would also be available  to those who purchase or build a more  accessible  home for the benefit of a related person with a disability, and to persons with disabilities who purchase or build a more accessible home.

     o    Where the final  distribution  of property from the RRSP or Registered
          Retirement  Income Fund (RRIF) of a deceased  annuitant  occurs  after
          2008,  the  amount of  post-death  decreases  in the value of the plan would  be  allowed  to  be  carried  back  and  deducted  against  the year-of-death RRSP/RRIF income inclusion.

     Tax-Free Savings Accounts and the Succession Law Reform Act

     The  government  proposes to change the Succession Law Reform Act (SLRA) to allow for beneficiary  designation of Tax-Free  Savings  Accounts  (TFSAs).
     Designated  beneficiaries  would be able to receive TFSAs outside of a will in the same way that  beneficiaries can receive proceeds of RRSPs. The TFSA could also pass to the  designated  beneficiary  without  being  subject to
     Estate Administration Tax, simplifying estate matters and reducing costs.

     Other Measures

     New Measures to Encourage Tobacco Tax Compliance

     Ontario continues to review opportunities in its Tobacco Tax Act to enhance its enforcement measures to encourage  compliance.  The following proposals
     build  on  measures   enacted  over  the  past  five  years  to  strengthen
     enforcement  against the illegal  manufacture  and  distribution of tobacco products. These proposed measures would add the following:

     o    enforcement  provisions aimed at individuals suspected of contravening the act;

     o    the  authority  for the court to  suspend  the  driver's  licence of a person  convicted of an offence  under the act  involving the use of a vehicle;

     o    provisions  that  prohibit the  possession of any quantity of unmarked cigarettes, unless otherwise permitted under the act; and

     o    requirements to mark fine-cut  tobacco similar to cigarettes.  Revenue officials  will consult with  manufacturers  on how to best  implement this measure.

     The federal  government has requested that the Ontario  Flue-Cured  Tobacco
     Growers'  Marketing  Board  revise its  licensing  system for tobacco  leaf production. Government enforcement agencies will have access to the Board's licensing  records in their ongoing efforts to address the  distribution of raw leaf tobacco that may be used in contraband tobacco products.

     Ontario  will  continue to work with key  stakeholders  and its federal and provincial  counterparts to explore new and innovative  measures to address contraband tobacco.

     Ontario Political Contributions

     As announced on December 30,  2008,  the  government  proposes to introduce legislation this spring to convert the tax deduction that was available for corporations  making eligible  Ontario  political  contributions  under the
     Corporations Tax Act into a non-refundable tax credit, based on the general
     CIT rate, under the Taxation Act, 2007. The proposed tax credit,  effective for taxation years ending after December 31, 2008, would maintain a similar level of support as that provided under the former tax deduction.

     Eligible Ontario political  contributions would be contributions made under the Election Finances Act to Ontario parties and constituency  associations or to candidates in an Ontario election.  Unused  contributions,  including those  from  pre-2009  taxation  years,  would be  available  to be carried forward  and  claimed  for up to 20 years.  Similar to the  deduction,  the annual  contribution  limit  would be indexed  according  to the manner and schedule set out in the Election Finances Act.

PENSION REFORM MEASURES

     Solvency Funding Relief Measures

--------------------------------------------------------------------------------
CONSENT FOR 10-YEAR SOLVENCY EXTENSIONS

     All plans, except those that are jointly governed (e.g., multi-employer and jointly sponsored  pension plans),  would be required to obtain the consent of plan beneficiaries to extend the solvency payment schedule.

     o    The solvency  payment  schedule would only be extended if no more than one-third of the  aggregate  of all active,  deferred and retired plan members  indicate  (before  the  start of  payments)  that they do not consent.

     o    Collective bargaining agents would only be able to provide consent for the proportionate share of the active members whom they represent.
--------------------------------------------------------------------------------

     In December 2008, the government  announced that it would seek the approval of the legislature to provide temporary  solvency funding relief to pension plans  affected  by the  financial-market  turmoil and take steps to ensure greater  transparency  while  helping to protect  the  security  of pension benefits.

     Amendments to the Pension Benefits Act (PBA) will be introduced that would,
     if  passed,   provide  for  temporary   solvency   funding  relief  through
     regulations that would have retroactive effect to September 30, 2008.

     Under  proposed  solvency  relief  rules,  when filing the first  scheduled valuation report dated on or after September 30, 2008, a plan administrator would be able to elect to:

     o    consolidate  existing  solvency payment schedules into a new five-year payment schedule;

     o    defer  for  one  year  from  the  valuation  date,  the  start  of new
          going-concern   and  solvency  special  payments   identified  in  the
          valuation report; and

     o    subject to consent,  extend the solvency payment schedule to a maximum of 10 years for a new solvency deficiency determined in the report.

     To further enhance solvency relief and to maximize its effectiveness, up to
     10 years of  going-concern  special payments could be taken into account to determine the net solvency deficiency where the special payment schedule is extended to a maximum of 10 years.

     If an  election  is  made,  a  solvency  excess  identified  in  subsequent valuation  reports  could be used to reduce or eliminate  solvency  special payments  identified  in  the  initial  report.  To  promote  transparency, enhanced  notice  regarding the funded status of the plan and the effect of the election would be provided to active, deferred and retired members.

     If solvency payment schedules are consolidated or extended,  future benefit enhancements  would  be  funded  over a  maximum  of five  years  on both a solvency and going-concern basis. This provision would remain in effect for up to five years following the start of special payments  identified in the initial valuation report.

     To  protect  benefit  security  in light of  adverse  economic  conditions, contribution holidays would not be permitted in fiscal years ending in 2010 to 2012 unless:

     o    an actuarial cost certificate, based on an approximation from the last filed report, is filed annually with the Financial Services Commission of Ontario (FSCO) and the cost certificate  confirms the plan was in a surplus position at the start of the fiscal year; or

     o    the plan is a designated plan under the Income Tax Act (Canada).

     The  Canadian  Institute  of  Actuaries'  revised  Standard of Practice for
     Pension Commuted  Values,  scheduled to take effect April 1, 2009, could be used for the purpose of solvency valuations as of December 12, 2008, if the legislature approves the necessary regulation-making authority.

     Strengthening Ontario's Pension System

     In November 2006, the Ontario government  established the Expert Commission on Pensions. The Commission held extensive consultations with Ontarians and issued its final report, A Fine Balance:  Safe Pensions,  Affordable Plans,
     Fair Rules, in November 2008.

     The  government is reviewing the many comments  received from  stakeholders about the  Commission's  report and will continue to be informed by ongoing stakeholder engagement.

     Moving Forward with Pension Modernization

     The  government is moving  forward on a number of  initiatives to modernize
     Ontario's pension system, including legislative or regulatory amendments to the PBA to assist plan sponsors,  plan members,  retired  members and their families.

     Pension Division on Marriage Breakdown

     The current rules that apply to pension division on marriage breakdown have resulted in unnecessary delays,  costs and disputes for spouses,  plans and the pensions regulator.  Following consultations,  the government is moving forward  with  important  changes,  introduced  in Bill 133 on November 24,
     2008.  These  changes  would  simplify and clarify  pension  rules faced by members,  pensioners  and  spouses in the  difficult  process  of  marriage breakdown.  If legislation is approved by the  legislature,  the government will consult with stakeholders on regulatory details.

     Phased Retirement

     Complementary to recent federal tax changes, amendments would be introduced to permit  pension  plans to offer phased  retirement  programs to workers.
     These  changes  would permit plans to allow  members at  retirement  age to continue working while receiving a pension and continuing to accrue pension benefits.  These reforms would enhance labour market flexibility by helping employers retain valuable employees while providing workers with additional employment opportunities.

     Enhancing the Powers of the Superintendent of Financial Services

     Complementary  to recent  amendments  to the federal  Companies'  Creditors
     Arrangement Act, amendments would be introduced to allow the Superintendent to review certain pension arrangements in restructuring proceedings.

     Modernizing Multi-jurisdictional Regulation

     To  improve  the  regulation  and  administration  of  multi-jurisdictional pension plans,  the government will finalize a new agreement  governing the regulation of these plans. The proposed new agreement is being developed in partnership  with other  governments  under the  auspices  of the  Canadian
     Association of Pension Supervisory Authorities.

     Improving Pension Regulation

     The government has taken steps to strengthen the regulation of pensions:

     o    In response to concerns  raised by the Expert  Commission on Pensions'
          report,  between  March 31, 2008 and January 31,  2009,  FSCO  reduced outstanding  pension  applications  relating to asset transfers,  plan mergers  and  surplus  distributions  by 60 per cent and  reduced  the
          average   processing   time  for  all  defined  benefit  pension  plan
          applications by 25 per cent.

     o    To further  improve service and enhance the  effectiveness  of pension plan regulation, FSCO will assign 25 additional full-time positions to support better  regulatory  efficiency and oversight.  These resources are being phased in over a three-year period.

     Laying the Groundwork for Further Reform

     The government is committed to introducing a package of pension  reforms in the legislature in the fall of 2009 to further modernize  Ontario's pension
     system.   Additional  stakeholder  input,  building  on  responses  to  the
     Commission's  report,  will be sought.  As part of the government's plan to transform Ontario's pension system, the Province is:

     o    establishing a Pension Reform Advisory  Council,  representing a broad spectrum of  interests  and  perspectives,  to provide  practical  and focused feedback on specific pension reform proposals;

     o    formally  consulting with the Canadian Institute of Actuaries and FSCO representatives to review actuarial standards and practices to improve pension plan funding;

     o    initiating the first actuarial  projection  study of the stability and financial  status of the Pension  Benefits  Guarantee Fund,  including revenues and claims, to inform the development of long-term policy;

     o    improving  data  collection  and  developing  greater  analytical  and research capacity to improve pension policy and regulation; and

     o    working  with the federal  government  and other  provinces to explore possible strategies to increase pension coverage for working Ontarians and their families.

     These are  critical  first  steps to a  legislative  framework  that better supports  today's  workforce,  as well as current and future  pensioners in
     Ontario.

     Ontario Teachers' Pension Plan

     Expanded Mandate

     The government is introducing legislation that, if passed, would expand the mandate  of  the  Ontario  Teachers'  Pension  Plan  (OTPP)  Board  if  the
     government and the Ontario  Teachers'  Federation (as Partners of the Plan)
     agree.  The  amendment  would  permit  the OTPP  Board to  provide  pension
     administration   and  investment   services  to  other  pension  plans  and
     institutional investors in the public sector.

     o    Benefits  would  include  higher  revenues  for the OTPP Board,  lower administrative costs and enhanced investment  opportunities for future
          OTPP clients.

     o    This  change  is  consistent  with   recommendations   of  the  Expert
          Commission  on Pensions that large pension plans be permitted to offer their services to smaller pension plans to improve  investment returns for Ontario pension plans and others.

     Government Contributions

     In  September  2008,  the Province  came to an  agreement  with the Ontario
     Teachers'  Federation  and the OTPP  Board to reduce  guaranteed  inflation protection  from 100 per cent to 50 per cent of annual consumer price index
     (CPI)  changes for pension  benefits  earned after  December 31, 2009.  The intention is to provide inflation adjustments at 100 per cent of the annual change  in the CPI.  However,  adjustments  in  excess  of 50 per cent will depend on the financial health of the plan in the future.

     As part of the agreement,  the  government  proposes to amend the Teachers'
     Pension Act to allow it and other  employers that contribute to the Plan to make  specified  contributions  to  the  pension  plan  whenever  inflation protection  adjustments  paid to retired  teachers and others are less than
     100 per cent of the annual CPI change.

     Financial Information

     Currently,  every  government  ministry  and Crown  agency must provide the
     Minister of Finance with financial  information when required for budgetary and Public Accounts purposes. In recent years,  additional entities such as hospitals and colleges have been  consolidated in the Province's  financial statements.

     A technical  amendment  to the Ministry of Treasury  and  Economics  Act is
     proposed that, if passed,  would extend the same  information and reporting requirements to  public-sector  pension plans that are either  sponsored or co-sponsored  by the Province,  or by an  organization  consolidated on the
     Province's financial statements.

     In addition,  a technical amendment is also being proposed to the Financial
     Administration Act to clarify that pension expense adjustments arising from actuarial  valuations are non-cash statutory accounting  adjustments.  Cash pension  contributions  will  continue  to be treated  as pension  expenses requiring voted appropriations.

TECHNICAL AMENDMENTS

     Legislation will be proposed to improve  administrative  effectiveness  and enforcement,  and maintain the  integrity  and equity of Ontario's  tax and revenue  collection  system,  as well as enhance  legislative  clarity  and regulatory  flexibility to preserve policy intent,  including amendments to the following statutes:

     o    Assessment Act
     o    Capital Investment Plan Act, 1993
     o    City of Toronto Act, 2006
     o    Commodity Futures Act
     o    Community Small Business Investment Funds Act
     o    Corporations Act
     o    Corporations Tax Act
     o    Education Act
     o    Electricity Act, 1998
     o    Employer Health Tax Act
     o    Financial Administration Act
     o    Fuel Tax Act
     o    Gasoline Tax Act
     o    Government Advertising Act, 2004
     o    Income Tax Act
     o    Land Transfer Tax Act
     o    Local Roads Boards Act
     o    Mining Tax Act
     o    Ministry of Revenue Act
     o    Ministry of Treasury and Economics Act
     o    Municipal Act, 2001
     o    Northern Services Boards Act
     o    Ontario Home Ownership Savings Plan Act
     o    Pension Benefits Act
     o    Provincial Land Tax Act, 2006
     o    Public Service Pension Act
     o    Retail Sales Tax Act
     o    Securities Act
     o    Statute Labour Act
     o    Taxation Act, 2007
     o    Teachers' Pension Act
     o    Tobacco Tax Act
     o    Treasury Board Act, 1991

----------------------------------------------------------------------------------------------------------------------
2009 Budget Impact Summary                                                                                  Table 8
($ Millions)
----------------------------------------------------------------------------------------------------------------------
                                                                 2008-09    2009-10    2010-11     2011-12    2012-13
                                                              ----------- ---------- ---------- ----------- ----------
Tax Reform Measures
Conversion of RST Base to New Sales Tax Base                           -          -      1,670       2,175      2,315
Tax Measures for People
Personal Income Tax Cut                                                -       (275)    (1,115)     (1,175)    (1,240)
New Sales Tax and Property Tax Credits                                 -         40       (770)     (1,125)    (1,185)
Ontario Sales Tax Transition Benefit(1)                                -          -     (2,700)     (1,300)         -
                                                              ----------- ---------- ---------- ----------- ----------
                                                                       -       (235)    (4,585)     (3,600)    (2,425)
Tax Measures for Business
CIT and CMT Cuts                                                       -          -       (530)     (1,330)    (1,665)
Small Business CIT Rate Cut                                            -          -        (35)       (150)      (150)
Small Business Surtax Elimination                                      -          -        (65)        (70)       (70)
Small Business Transition Credit(1)                                    -          -       (400)           -         -
                                                              ----------- ---------- ---------- ----------- ----------
                                                                       -          -     (1,030)     (1,550)    (1,885)
Temporary ITC Restrictions for Business                                -          -        905       1,260      1,315
                                                              ----------- ---------- ---------- ----------- ----------
Total Tax Reform Measures                                              -       (235)    (3,040)     (1,715)      (680)
------------------------------------------------------------- ----------- ---------- ---------- ----------- ----------

Targeted Tax Measures
Encouraging Innovation
Ontario Innovation Tax Credit (OITC)                                   -         (2)        (2)         (2)        (2)
Accelerated Capital Cost Allowance for Computers                      (4)      (110)       (53)         59         48
Supporting Key Sectors
Accelerated Capital Cost Allowance for Manufacturing and               -          -          -        (110)      (180)
   Processing Machinery and Equipment
Ontario Film and Television Tax Credit (OFTTC)                         -        (15)       (58)        (58)       (58)
Ontario Production Services Tax Credit (OPSTC)                         -         (5)       (19)        (19)       (19)
Ontario Interactive Digital Media Tax Credit (OIDMTC)                  -         (7)       (10)        (15)       (17)
Ontario Computer Animation and Special Effects Tax Credit              -         (9)        (9)         (9)        (9)
   (OCASE
Ontario Book Publishing Tax Credit (OBPTC)                             -         (3)        (3)         (3)        (3)
Supporting Skills and Knowledge
Co-operative Education Tax Credit (CETC)                               -        (10)       (10)        (10)       (10)
Apprenticeship Training Tax Credit (ATTC)                              -        (40)       (40)        (40)       (40)
Helping Seniors and Families
Ontario Property and Sales Tax Credits for Seniors                    (1)        (5)          -          -          -
Concordance with the Income Tax Act (Canada)                          (9)        (9)        (3)         (4)        (5)
Tax-Free Savings Accounts (TFSAs)                                      -         (2)        (3)         (5)        (6)
                                                              ----------- ---------- ---------- ----------- ----------
Total Targeted Tax Measures                                          (14)      (217)      (210)       (216)      (301)
------------------------------------------------------------- ----------- ---------- ---------- ----------- ----------
Total Tax Changes                                                    (14)      (452)    (3,250)     (1,931)      (981)
----------------------------------------------------------------------------------------------------------------------
(1) Transitional support reported as a program expense.
----------------------------------------------------------------------------------------------------------------------